Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Second Quarter Financial Results

Menlo Park, Calif. – August 4, 2011 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Results:

During the second quarter of 2011, the Company began recognizing revenue from the initial commercial deliveries of its third generation sequencing platform, the PacBio RS. Revenue for the second quarter of 2011 totaled $10.6 million, reflecting the delivery of 16 commercial PacBio RS instruments to customers, initial revenue from commercial shipments of the Company’s SMRT cell and reagent consumables, as well as revenue derived from instrument service contracts. Net loss decreased to $22.5 million as compared to the $34.8 million loss recognized for the first quarter of 2011.

“The second quarter of 2011 marks a significant milestone as PacBio has now delivered the first third generation sequencing platform to the market,” noted Hugh Martin, the Company’s Chief Executive Officer. “Researchers in North America and Europe are now armed with a technology that will enable insights into genomic research not previously possible.”

Gross profit for the second quarter totaled $7.9 million, resulting in a gross margin of 74%. Gross margin for the quarter was substantially higher than we expect to achieve in the future due to the fact that significant costs associated with the instruments sold during the second quarter were expensed during prior periods. During development, costs relating to instrument components and manufacturing costs were expensed until commercial production started.

Research and development expense during the second quarter of 2011 totaled $19.5 million representing a 19% decrease compared to $24.1 million for the first quarter. The reported expense includes non-cash stock-based compensation totaling $1.5 million and $1.4 million for the second and first quarters of 2011, respectively.

Selling, general, and administrative expense during the second quarter of 2011 of $11.0 million remained consistent with the $11.1 million for the first quarter. The reported expense includes non-cash stock-based compensation totaling $1.3 million and $1.7 million for the second and first quarters of 2011, respectively.

Cash and investments at June 30, 2011 totaled $216.6 million compared to $248.5 million at March 31, 2011.

Second Quarter 2011 Highlights

•	Commercial shipments of the PacBio RS commenced in April resulting in successful customer installation and upgrades of beta instruments at customer sites.

•

We completed a de novo sequencing of the E.coli strain responsible for the recent outbreak in Germany and sequenced 11 related bacterial strains using an early version of chemistry and software in development for the next major product upgrade, planned for the fourth quarter.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its Second Quarter 2011 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 877-415-3182, or if outside the U.S., by dialing +1-857-244-7325, and entering passcode 63187118. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s plans for product upgrades. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except share and per share amounts)

	Quarters Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Revenue:
Product revenue	$10,148	$—	$—
Service and other revenue	192	—	—
Grant revenue	290	270	629

Total revenue	10,630	270	629

Cost of revenue:
Cost of product revenue	2,537	—	—
Cost of service and other revenue	194	—	—

Total cost of revenue	2,731	—	—

Gross profit	7,899	270	629

Operating expense:
Research and development	19,546	24,118	27,082
Sales, general and administrative	11,016	11,119	6,222

Total operating expense	30,562	35,237	33,304

Operating loss	(22,663)	(34,967)	(32,675)
Other income (expense), net	188	158	(39)

Net loss	$(22,475)	$(34,809)	$(32,714)

Basic and diluted net loss per share	$(0.42)	$(0.66)	$(51.20)

Shares used in computing basic and diluted net loss per share	53,413,565	52,756,116	639,007

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Year to Date
	June 30, 2011	June 30, 2010
Revenue:
Product revenue	$10,148	$—
Service and other revenue	192	—
Grant revenue	560	1,174

Total revenue	10,900	1,174

Cost of revenue:
Cost of product revenue	2,537	—
Cost of service and other revenue	194	—

Total cost of revenue	2,731	—

Gross profit	8,169	1,174

Operating expense:
Research and development	43,664	52,406
Sales, general and administrative	22,135	11,717

Total operating expense	65,799	64,123

Operating loss	(57,630)	(62,949)
Other income (expense), net	346	(90)

Net loss	$(57,284)	$(63,039)

Basic and diluted net loss per share	$(1.08)	$(99.58)

Shares used in computing basic and diluted net loss per share	53,056,745	633,019

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share amounts)

	June 30, 2011	March 31, 2011	December 31, 2010 (1)
	(unaudited)	(unaudited)
Assets
Cash and investments	$216,588	$248,548	$283,674
Accounts receivable	5,437	59	341
Inventory	19,552	13,539	6,864
Prepaid and other current assets	3,151	2,124	2,235

Total current assets	244,728	264,270	293,114
Property and equipment	16,180	13,932	12,311
Other assets	312	356	322

Total Assets	$261,220	$278,558	$305,747

Liabilities and Stockholders’ Equity
Accounts payable	$9,032	$9,432	$9,515
Deferred revenue	2,381	4,350	3,221
Accrued and other current liabilities	10,050	10,350	8,104

Total current liabilities	21,463	24,132	20,840
Facility financing and deferred rent	6,431	5,755	5,041
Stockholders’ equity	233,326	248,671	279,866

Total Liabilities and Stockholders’ Equity	$261,220	$278,558	$305,747

Note 1:	The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.